Exhibit 10.3

THER EMPLOYMENT AGREEMENT is made on the August 01, 2025.

BETWEEN:-

Duke Holding Inc. (The Company) with registered office at 5150 S Archibald Ave, Ontario, CA 91762.

Huafeng Zhang (ZHANG, AKA Roger), SSN number ###-##-####, located at 11 Eastmont, Irvine CA 92604

The parties hereto agree as follows:

1.	Appointment

The Company hereby engages ZHANG as COO of Duke Holding Inc., or its related companies (the “Company”) throughout the terms of the Employment Agreement (the “Agreement”).

2.	Term

The Agreement will commence from August 01, 2025

Probation period of the Agreement is zero months. During the period, either party can terminate the Agreement by giving a notice of one week.

After the probation period, either party can terminate the agreement by giving one months’ advance notice in writing or one months’ salary in lieu of notice.

3.	Remuneration and Benefits

(a)	In consideration of the provision of services of ZHANG, the Company will pay ZHANG a monthly basic salary of USD 15,000 (United State Dollar Fifteen Thousand Only). Future potential adjustment will be determined based on employee’s performance.

(b)	ZHANG will be entitled to 8 days paid holidays each calendar year. Company will notify his on or about the beginning of each calendar year with respect to the holiday schedule for the coming year. Such holidays must be taken during the calendar year and cannot be carried forward into the next year.

(c)	Vacation. ZHANG shall be entitled to 10 working days paid vacation days each year after the first full year of employment.

(d)	Sick Leave. ZHANG shall be entitled to 6 days sick leave and emergency leave according to the regular policies and procedures of Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid.

(e)	Medical Insurance. Company agrees to include ZHANG in the group medical after his probation period. The Company and ZHANG share the cost of the insurance premiums to the maximum of $300 per month. The balance has to be borne by ZHANG.

4.	Confidentiality

a)	ZHANG shall keep secret and shall not during his Service Period and at any time after the termination of the Agreement for whatever reason, use for his own or another’s advantage, or reveal to any person, firm or company, or through any failure to exercise all due care and diligence cause any unauthorized disclosure of, any business secrets, methods or information (the “Confidential Information”) which ZHANG knew or ought reasonably to have known to be confidential concerning the business or affairs of the Company or any subsidiary or holding company of the Company, or any subsidiary of such holding company (together the “Group Companies”), so far as they shall have come to his knowledge during the Service Period. The Confidential Information is the sole and exclusive property of the Company.

b)	For the purpose of the Clause 5, the Confidential Information includes but is not limited to any documentation or information marked as confidential and information received or developed by ZHANG in the course of his Service Period which is not publicly available and relates to processes, equipment and techniques used by the Company or any Group Companies in the course of their businesses including but not limited to designs for them, technical data, financial information, client and supplier lists and business plans of them.

5.	Restraint on Activities

a)	ZHANG shall not during his service period be directly or indirectly concerned with or engaged or interested in business which is in any respect in competition with the business of the Company or any Group Companies which ZHANG has served during the Service Period provided that the restriction shall not apply to any holding of shares or other securities in the Company and/or any Group Companies.

b)	ZHANG agrees that subject to the exceptions provided under Clause 5(a) for a period of one year after the termination of the Agreement, he shall not:

(i)	engage or be engaged either directly or indirectly in Business or take employment with any person, firm, company or organization engaged in or operating, whether directly or indirectly, such Business or assist any such person, firm, company or organization with technical, commercial or professional advice in relation to such Business.

(ii)	either on his own account or for any person, firm, company or organization solicit Business from any person, firm, company or organization which at any time during the currency of the Service Period has dealt with the Company or any Group Companies which the ZHANG has served during the Engagement or which on the termination of the Engagement is in the process of negotiating with the Company or any such Group Companies in relation to the Business.

(iii)	directly or indirectly employ any person who has during his Service Period been a director, manager or servant of or consultant to the Company or any Group Companies which ZHANG has served during the Engagement and who by reason of such engagement is or may be likely to be in possession of any Confidential Information or trade secrets relating to the Business or the customers or suppliers of the Company or any such Group Companies; and

(iv)	either on his own account or for any person, firm, company or organization solicit or entice or endeavor to solicit or entice away from the Company or any Group Companies which the ZHANG has served during the Engagement any director, manager or servant whether or not such person would commit any breach of his contract of employment by reason of leaving the service of the Company or any such Group Companies.

6.	Inventions and Other Industrial or Intellectual Property

a)	Any invention or improvement or design made or process or information discovered or copyright work or trade mark or trade name or get-up relating to the Business either directly or indirectly created by the ZHANG during the currency of the Engagement (whether capable of being patented or registered or not and whether or not made or discovered in the course of his Engagement) in conjunction with or in any way affecting or relating to the Business or capable of being used or adapted for use therein or in connection therewith shall be disclosed in writing to the Company and shall belong to and be the absolute property of the Company.

b)	ZHANG shall, if whenever required so to do by the Company (whether during the currency of the service period or afterwards) at the expense of the Company, apply or join with the Company in applying for letters patent or other protection or registration in any part of the world for any such invention, improvement, design, process, information discovered, copyright work, trade mark, trade name or get-up relating to the Business as aforesaid which belongs to the Company and shall at the expense of the Company execute and do all instruments and things necessary for vesting the said letters patent or other protection or registration when obtained and all right title and interest to and in the same in the Company absolute and as sole beneficial owner or in such other person as the Company may specify.

7.	Termination

Either party can terminate the agreement by giving one month's advance notice in writing or one months’ salary in lieu of notice, in the event of such termination, ZHANG shall be entitled to a prorated incentive salary payment or any other compensation scheme then is in effect, if he has previously met the terms of the incentive program.

The Company may terminate the agreement without any prior notice or payment in lieu of notice if:

a)	At any time ZHANG willfully disobeys a lawful and reasonable order or direction; or

b)	ZHANG misconducts himself or is guilty of fraud or dishonesty; or

c)	ZHANG does any act or thing which may bring serious discredit on the Company or materially prejudice the business of the Company; or

d)	ZHANG neglects or refuses, without reasonable cause, to attend to the business of the Company.

In the event of such termination, ZHANG shall NOT be entitled to any incentive salary payment, or any other compensation scheme then is in effect, prorated or otherwise.

8.	Notices.

Any notice required by the Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

If to Company:

Duke Holding Inc.:

5150 S Archibald Ave, Ontario, CA 91762 USA

If to Employee:

Huafeng Zhang (AKA Roger):

11 Eastmont, Irvine CA 92604 USA

9.	Governing Law.

The Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. The Agreement shall be construed and enforced in accordance with the laws of the state of California.

10.	No Assignment.

Neither the Agreement nor any or interest in the Agreement may be assigned by ZHANG without the prior expense written approval of Company, which may be withheld by Company at Company’s absolute discretion.

11.	Severability.

If any term of the Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then the Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

12.	Arbitration.

The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to the Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Diamond Bar, California, or such other place as may be mutually agreed upon by the parties. Within fifteen(15)days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expense and an equal share of the arbitrator’s expenses and administrative fees of arbitration.

IN WITHESS WHEREOF, the parties hereto have executed the Agreement as of the date first above written.

Please review the above carefully and indicate your acceptance by signing and returning to us the duplicate copy of the agreement.

Yours sincerely	Confirmed and accepted by:
For and On Behalf of Duke Hodling Inc.

/s/ Michael Yang	/s/ Huafeng ZHANG (Roger)
Michael Yang	Huafeng ZHANG (Roger)
CEO

Date: August 01, 2025	Date: August 01, 2025

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